Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922
Genta Receives Complete Response Letter from FDA to Amended
Application of Genasense® in Patients with Chronic Lymphocytic
Leukemia
BERKELEY HEIGHTS, NJ — December 2, 2008 — Genta Incorporated (OTCBB: GNTA.OB) today announced that the Company has received a complete response letter from the Office of Oncology Drug Products (OODP) at the Food and Drug Administration (FDA) regarding the Company’s amended New Drug Application (NDA) for the use of Genasense® plus chemotherapy in patients with chronic lymphocytic leukemia (CLL). In its letter, OODP indicated that the Division cannot approve the NDA in its present form and suggested the need for an additional clinical study.
“We are disappointed with the Office decision”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “We believe that Genasense amply demonstrated its efficacy and safety in patients with relapsed or refractory CLL in a carefully designed and well-conducted randomized clinical trial. While our principal focus for Genasense remains the timely completion of our randomized trial in melanoma — now more than two-thirds enrolled, CLL remains an important indication. We plan to consult with clinical and regulatory advisors in our evaluation of next steps.”
About Genasense
Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact. The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements. The Company does not undertake to update any forward-looking statements. Factors that could affect actual results include, without limitation, risks associated with:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
info@genta.com